CORRECTED RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            WEATHERFORD ENTERRA, INC.

         WEATHERFORD ENTERRA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that a Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 5, 1995 and that said Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         The inaccuracy or defect of the Restated Certificate to be corrected is as follows: The corporate action referred to in Article FOURTH fails to set forth the effective time of the reverse stock split with respect to the Corporation's Common Stock issued and outstanding immediately prior to the effective time. This Certificate sets forth the Corrected Restated Certificate of Incorporation:

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            WEATHERFORD ENTERRA, INC.
                  (Originally incorporated on December 14, 1970 under the name Dixel Industries Incorporated)

         FIRST:  The name of the Corporation is Weatherford Enterra,
Inc.

         SECOND: The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware.

         THIRD: The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation are:

         To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and with goods, wares and merchandise and personal property of every class and description;

         To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, partnership, trust, joint stock company, syndicate, firm, association or corporation;

         To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation;

         To acquire by purchase, subscription or otherwise, and to receive, hold, own, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts and other securities, obligations, chosen in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

         To borrow or raise moneys for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes;

         To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, wherever situated; and

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Restated Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

         FOURTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is 81,000,000, of which 1,000,000 shares of the par value of $1 each shall be designated Serial Preferred Stock (the "Serial Preferred Stock"), and of which 80,000,000 shares of the par value of $.10 each shall be designated Common Stock (the "Common Stock"). A statement of all powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Serial Preferred Stock and the Common Stock is as follows:

A.       REVERSE STOCK SPLIT

         Effective as of 12:15 p.m. on October 5, 1995 (the "Effective Time"), each two shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be changed and converted, without any action on the part of the holder thereof, into one share of Common Stock and, in lieu of interests in a fraction of a share of Common Stock, each holder whose aggregate holdings of Common Stock prior to the Effective Time amounted to a number of shares not evenly divisible by two shall be entitled to receive for such interest in a fraction of a share of Common Stock, and at the Effective Time such interest in a fraction of a share of Common Stock shall be converted into the right to receive, upon the surrender of the stock certificates formerly representing shares of Common Stock, an amount in cash equal to $12.88 for such interest in a fraction of a share of Common Stock.

B.       SERIAL PREFERRED STOCK

         (1) Shares of Serial Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors.

         (2)      Each series of Preferred Stock

                  (a)      may have such number of shares;

                  (b) may have such voting powers, full or limited, or may be without voting powers;

                  (c) may be subject to redemption at such time and at such prices;

                  (d) may be entitled to receive dividends (which may be cumulative or noncumulative), at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                  (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

                  (f) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

                  (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                  (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

                  (i) may have such other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

                  as shall be stated in said resolution or resolutions providing for the issue of such Serial Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Serial Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

         (3) Shares of any series of Serial Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Serial Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Serial Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Serial Preferred Stock and to any filing required by law.

C.       COMMON STOCK

         (1) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Serial Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

         (2) Subject to all of the rights of the Serial Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

         (3) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Serial Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payments in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Serial Preferred Stock.

D.       GENERAL PROVISIONS

         (1) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than thirty nor more than sixty days written notice. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this paragraph (1), Section D of Article FOURTH.

         (2) No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons on such terms as, in its discretion, it shall deem advisable.

         FIFTH:            The Corporation is to have perpetual existence.

         SIXTH:            In furtherance and not in limitation of the powers
conferred by statute, the Board of Directors is expressly authorized:

         (1) To make, alter or repeal the by-laws of the Corporation, in the manner and subject to any limitations contained in such by-laws, to the extent such action is not inconsistent with the provisions of this Restated Certificate of Incorporation.

         (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

         (3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

         (4) By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

         (5) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders meeting duly called upon such notice as is required by statute, this Restated Certificate of Incorporation or the by-laws of the Corporation, to sell, lease or exchange all or substantially all the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation; provided, however, that to the extent any such sale, lease or exchange would constitute a "Business Combination" as defined in Article ELEVENTH of this Restated Certificate of Incorporation, the provisions of such Article ELEVENTH shall control and no such sale, lease or exchange shall be made except upon compliance with and pursuant to the applicable terms and provisions of such Article ELEVENTH.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that to the extent that any provision of this Restated Certificate of Incorporation requires for approval of any such amendment, alteration, change or repeal the approving vote of a greater percentage of the capital stock of the Corporation having voting power with respect to such action than the percentage required by statute, then such provision shall be controlling and no such action shall be taken except upon a vote meeting the greater percentage requirements of such provision.

         TENTH:  Board of Directors.

A. NUMBER, ELECTION AND TERMS. The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than six nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1983 annual meeting of stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1984 annual meeting of stockholders, the term of office of the second class to expire at the 1985 annual meeting of stockholders and the term of office of the third class to expire at the 1986 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

B. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Serial Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. REMOVAL. Subject to the rights of the holders of any series of Serial Preferred Stock then outstanding, any director or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.

D. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

E. LIMITATION OF LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. This section shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of the amendment adding this section to the Company's Restated Certificate of Incorporation. Any repeal or modification of this section by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of each director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law.

         ELEVENTH:  Vote Required for Certain Business Combinations.

A.       HIGHER VOTE REQUIRED FOR APPROVAL OF CERTAIN BUSINESS COMBINATIONS.

         (1) HIGHER VOTE FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation, and except as otherwise expressly provided in paragraph B of this Article ELEVENTH:

                  (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or
                           (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

                  (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

                  (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

                  (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

                  shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article ELEVENTH, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article FOURTH of this Restated Certificate of Incorporation, including any resolution of the Board of Directors providing for the designation of any series of the Serial Preferred Stock). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         (2) DEFINITION OF "BUSINESS COMBINATION." The term "Business Combination" as used in this Article ELEVENTH shall mean any transaction which is referred to in any one or more of clauses (a) through (e) of such paragraph (1) of this paragraph A.

B. WHEN HIGHER VOTE IS NOT REQUIRED. The provisions of paragraph A of this Article ELEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (1) and (2) are met:

         (1) APPROVAL BY CONTINUING DIRECTORS. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined.)

         (2) PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

                  (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                           (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (B) in the transaction in which it became an Interested Stockholder, whichever is higher;

                           (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article ELEVENTH as the "Determination Date"), whichever is higher; and

                           (iii) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subparagraph B(2)(a)(ii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock.

                  (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (B)(2)(b) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock)), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock:

                           (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date or (B) in the transaction in which it became an Interested Stockholder, whichever is higher;

                           (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                           (iii) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                           (iv) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to subparagraph B(2)(a)(iii) above, multiplied by the ratio of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (B) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

                  (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or

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                           the form used to acquire the largest number of shares
                           of such class of Voting Stock previously acquired by it.

                  (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Serial Preferred Stock; (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (B) any increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                  (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

C.       CERTAIN DEFINITIONS.  For the purposes of this Article ELEVENTH:

         (1) A "person" shall mean any individual, firm, corporation or other entity.

         (2) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

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                  (a)      is the beneficial owner, directly or indirectly, of
                           more than 20% of the voting power of the outstanding Voting Stock; or

                  (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

                  (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         (3)      A person shall be a "beneficial owner" of any Voting Stock:

                  (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                  (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

                  (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         (4) For purposes of subparagraph (2) of this paragraph C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (3) of this paragraph C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 27, 1983.

         (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested

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                  Stockholder set forth in subparagraph (2) of this paragraph C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         (7) "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

         (8) "Fair Market Value" means: (a) in the case of stock, the highest closing sales price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape for the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

         (9) "Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors.

         (10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash" as used in subparagraphs (2)(a) and (b) of paragraph B of this Article ELEVENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D. DETERMINATION BY DIRECTORS. Notwithstanding anything to the contrary in this Article ELEVENTH, the directors of the Corporation shall have the power to determine for the purposes of this Article ELEVENTH, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a class of Voting Stock is Institutional Voting Stock, and (5) whether the assets which are the subject of any Business Combination have,

                                       14

         or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

E. NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED STOCKHOLDERS. Nothing contained in this Article ELEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. AMENDMENT, REPEAL, ETC. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Restated Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article ELEVENTH of this Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, the Corporation has caused this Corrected Restated Certificate of Incorporation to be signed by its duly authorized officer on this 18th day of January, 1996.


                                               WEATHERFORD ENTERRA, INC.


                                               By: /S/ H. SUZANNE THOMAS
                                                       H. Suzanne Thomas
                                               Senior Vice President, Secretary
                                                       and General Counsel

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